EXHIBIT (n)






                          INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (1933 Act File No. 333-32262) of EV Classic Senior Floating-Rate Fund of our reports each dated February 11, 2000, of Senior Debt Portfolio and EV Classic Senior Floating-Rate Fund included in the Annual Report to Shareholders for the year ended December 31, 1999.

We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "Other Service Providers" in the Statement of Additional Information incorporated by reference into this Post-Effective Amendment No. 2.




/s/ Deloitte & Touche LLP
-------------------------
    Deloitte & Touche LLP

Boston, Massachusetts
August 11, 2000